Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2018 SECOND QUARTER RESULTS
Revenues of $41.0 Billion for the Second Quarter, a 10.5 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $1.29 and Adjusted Diluted EPS of $1.94
Adjusted Diluted EPS Guidance Maintained at $6.45 to $6.65 for Fiscal 2018; Company Expects to be at Bottom of Range

VALLEY FORGE, PA, May 2, 2018 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2018 second quarter ended March 31, 2018, revenue increased 10.5 percent to $41.0 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.29 for the March quarter of fiscal 2018, compared to $1.86 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 9.6 percent to $1.94 in the fiscal second quarter.

AmerisourceBergen now believes adjusted diluted EPS for fiscal year 2018 will be at the bottom of its guidance range of $6.45 to $6.65, reflecting growth of 10 percent versus last fiscal year. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2018 Expectations.

“I am pleased with our performance in the March quarter as associates and businesses within AmerisourceBergen continue to execute. Our distribution businesses are creating significant value for our customers as we grow volumes and help support their businesses in a dynamic healthcare market,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“Our updated outlook for fiscal 2018 reflects the strong performance of our Pharmaceutical Distribution Services segment, helping to offset a lower contribution from its PharMEDium business. We remain confident in the value, efficiency and safety PharMEDium provides the healthcare system and are committed to providing our customers with the highest quality products and services,” Mr. Collis continued. “As we move further into fiscal 2018, we are excited to begin realizing the benefits of investments throughout AmerisourceBergen that further enhance the value and efficiency we offer to our provider customers and manufacturer partners. Our long-term relationships and unique portfolio of integrated pharmaceutical services enable AmerisourceBergen to continue living its purpose as we are united in our responsibility to create healthier futures.”

Second Quarter Fiscal Year 2018 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$41.0B	$41.0B
Gross Profit	$1.3B	$1.3B
Operating Expenses	$774M	$692M
Operating Income	$481M	$586M
Interest Expense, Net	$49M	$49M
Tax Rate	21.9%	20.7%
Net Income Attributable to ABC	$287M	$432M
Diluted Shares Outstanding	222M	222M
Diluted Earnings Per Share	$1.29	$1.94

In conjunction with incremental investments made in the second quarter of fiscal 2018 relating to Profarma and the specialty joint venture in Brazil, AmerisourceBergen began consolidating their operating results. Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, including our fiscal year 2018 expectations, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Second Quarter GAAP Results

•
Revenue: In the second quarter of fiscal 2018, revenue was $41.0 billion, up 10.5 percent compared to the same quarter in the previous fiscal year, reflecting a 10.4 percent increase in Pharmaceutical Distribution Services revenue and a 12.6 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2018 second quarter was $1.3 billion, relatively flat compared to the same period in the previous fiscal year, due to the negative impact of PharMEDium's lower revenues and its facility remediation costs in the current year quarter and a LIFO credit that benefited the previous year period. There was no LIFO expense or credit in the fiscal 2018 second quarter. Gross profit as a percentage of revenue was 3.06 percent, a decrease of 32 basis points from the prior year quarter.

•
Operating Expenses: In the second quarter of fiscal 2018, operating expenses were $774.3 million, compared to $631.4 million in the same period last fiscal year. The increase in operating expenses was primarily driven by the acquisition of H. D. Smith, consolidation of Profarma and the specialty joint venture in Brazil, operating additional distribution centers in the current year quarter and duplicate costs resulting from the implementation of new information technology systems, as well as increased costs to support our revenue growth.

•	Operating Income: In the fiscal 2018 second quarter, operating income was $481.4 million versus $625.0 million in the prior year period.

•	Other Loss (Income): In the fiscal 2018 second quarter, other loss included a $30.0 million impairment on a non-customer note receivable related to a start-up venture.

•
Interest Expense, Net: In the fiscal 2018 second quarter, net interest expense of $48.6 million was up 30.4 percent versus the prior year quarter, primarily due to the new debt issued to finance the H. D. Smith acquisition.

•
Loss on Consolidation of Equity Investments: In the fiscal 2018 second quarter, a loss of $42.3 million was incurred primarily relating to the recognition of unrealized foreign currency translation losses in connection with the remeasurement of equity interests in Profarma and the specialty joint venture in Brazil.

•
Tax Rate: The effective tax rate of 21.9 percent for the second quarter of fiscal 2018 primarily reflects the reduction in the U.S. federal income tax rate from 35% to 21% and the benefit from stock option exercises.

•	Diluted Earnings Per Share: Diluted earnings per share was $1.29 in the second quarter of fiscal 2018 compared to $1.86 in the previous fiscal year’s second quarter.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2018 were 222.3 million, a 0.5 percent increase versus the prior fiscal year second quarter, due primarily to stock option exercises, net of share repurchases.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Gain from antitrust litigation settlements;

•	LIFO expense (credit);

•	PharMEDium remediation costs;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other;

•	Loss on consolidation of equity investments;

•	Impairment on non-customer note receivable;

•	Loss on early retirement of debt; and a

•	One-time tax reform adjustment.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program to mitigate the dilutive effect of the Warrants. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation.

Second Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the second quarter of fiscal 2018, revenue was $41.0 billion, up 10.5 percent compared to the same quarter in the previous fiscal year, reflecting a 10.4 percent increase in Pharmaceutical Distribution Services revenue and a 12.6 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2018 second quarter was $1.3 billion, which was up 9.2 percent when compared to the same period in the previous year, primarily due to the increase in gross profit in Pharmaceutical Distribution Services, which includes the acquisition of H. D. Smith and the consolidation of Profarma. Gross profit as a percentage of revenue was 3.11 percent, a decrease of 4 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the second quarter of fiscal 2018, operating expenses were $691.5 million, an increase of 18.9% compared to the same period in the last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2018 second quarter were 1.69 percent, compared to 1.57 percent for the same period in the previous fiscal year. The increase in operating expenses was driven by the acquisition of H. D. Smith, consolidation of Profarma and the specialty joint venture in Brazil, operating additional distribution centers in the current year quarter and duplicate costs resulting from the implementation of new information technology systems, as well as increased costs to support our revenue growth.

•
Adjusted Operating Income: In the fiscal 2018 second quarter, operating income of $586.3 million decreased 0.4 percent from the prior year period. Operating income as a percentage of revenue decreased 15 basis points to 1.43 percent in the fiscal 2018 second quarter compared to the previous fiscal year’s second quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2018 second quarter, net interest expense of $48.6 million was up 38.4 percent versus the prior year quarter, primarily due to the new debt issued to finance the H. D. Smith acquisition.

•
Adjusted Tax Rate: The effective tax rate for the second quarter of fiscal 2018 was 20.7 percent, down from 30.1 percent in the previous fiscal year’s second quarter, primarily driven by a reduction in the U.S. federal income tax rate from 35% to 21%.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 9.6 percent to $1.94 in the second quarter of fiscal 2018 compared to $1.77 in the previous fiscal year’s second quarter, driven by the benefit from U.S. tax reform.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2018 were 222.3 million, a 0.5 percent increase versus the prior fiscal year second quarter due primarily to stock option exercises, net of share repurchases.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $39.5 billion, an increase of 10.4 percent compared to the same quarter in the prior fiscal year. Segment operating income of $489.1 million in the March quarter of fiscal 2018 was up 0.9 percent compared to the same period in the previous fiscal year, primarily due to growth in revenues and gross profit, including the acquisition of H. D. Smith, largely offset by reduced sales at PharMEDium and the operating loss at Profarma.

Other

Revenue in Other was $1.6 billion in the second quarter of fiscal 2018, an increase of 12.6 percent compared to the same period in the prior fiscal year, primarily due to the consolidation of the specialty joint venture in Brazil and revenue growth from MWI, ABCS's growth in its Canadian operations and World Courier. Operating income in Other decreased 6.3 percent to $97.1 million in the second quarter of fiscal 2018. This decrease was primarily driven by performance at ABCS, specifically the Lash Group, and was partially offset by increased contributions from World Courier and MWI.

Recent Company Highlights & Milestones

•	Successfully completed on-boarding all of the 1,932 retail pharmacies acquired by Walgreens Boots Alliance through its phased acquisition of certain Rite Aid stores.

•	Recorded our 17th consecutive quarter with 10 percent or greater revenue growth in Specialty distribution.

•	World Courier opened four new offices in strategic markets worldwide to meet the growing demand for the specialty logistics services the company provides.

•
The AmerisourceBergen Foundation announced the creation of its External Advisory Board and Opioid Grant Resource Program and the donation of 55,000 drug deactivation resources to communities nationwide to combat the opioid epidemic.

•
ION Solutions hosted its Large Practice Program National Meeting in Washington, D.C. to bring together 500 of the nation’s leading community oncology professionals, including physicians, administrators, pharmacists, and industry leaders, to evaluate the challenges facing the community segment and create the best paths forward.

Fiscal Year 2018 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2018 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the Company’s performance in the first half of the fiscal year, evaluation of current business expectations and lower than previously anticipated operating income contributions from PharMEDium and the Lash Group, AmerisourceBergen has updated its fiscal year 2018 financial guidance. The higher operating expense growth expectation reflects the Company's current assumption that the PharMEDium remediation costs should be excluded from cost of goods sold instead of operating expenses. The Company expects:

•	Revenue growth in the range of 8 percent to 11 percent; and

•	Adjusted diluted earnings per share in the range of $6.45 to $6.65.

Additional expectations now include:

•	Adjusted operating expenses to increase between 8 percent to 10 percent;

•	Adjusted operating income growth to be flat;

•	Pharmaceutical Distribution Services segment operating income growth to be flat;

•	Other, which is comprised of businesses focused on Global Commercialization Services and Animal Health, operating income decline in the range of down 2 percent to 4 percent;

•	Adjusted effective tax rate of between 22 percent and 23 percent;

•	Adjusted free cash flow to be approximately $1.35 billion to $1.6 billion;

•	Capital expenditures of approximately $325 million; and

•	Share repurchases will offset dilution from employee stock option exercises.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market:

•	Brand drug inflation to be in the range of 6 percent to 7 percent;

•	Generic drug deflation to be in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 2, 2018. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0340. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 446988.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•Goldman Sachs Global Healthcare Conference in Rancho Palos Verdes, California from June 12-14, 2018.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500, with more than $150 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs, including the reserve recorded in connection with the proceedings with the United States Attorney’s Office for the Eastern District of New York; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; suspension of production of CSPs, including at our Memphis 503B outsourcing facility; failure to realize the expected benefits from our reorganization and other business process initiatives; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the effects of disruption from the transactions on the respective businesses of the Company and H. D. Smith and the fact that the transactions may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2018	% of Revenue	Three Months Ended March 31, 2017	% of Revenue	% Change

Revenue	$41,033,858		$37,147,402		10.5%

Cost of goods sold	39,778,175		35,890,975		10.8%

Gross profit [1]	1,255,683	3.06%	1,256,427	3.38%	(0.1)%

Operating expenses:
Distribution, selling, and administrative	617,426	1.50%	521,843	1.40%	18.3%
Depreciation and amortization	119,388	0.29%	97,669	0.26%	22.2%
Employee severance, litigation, and other [2]	37,449		11,934
Total operating expenses	774,263	1.89%	631,446	1.70%	22.6%

Operating income	481,420	1.17%	624,981	1.68%	(23.0)%

Other loss (income) [3]	29,123		(5,233)
Interest expense, net	48,637		37,299		30.4%
Loss on consolidation of equity investments	42,328		—

Income before income taxes	361,332	0.88%	592,915	1.60%	(39.1)%

Income tax expense	79,172		181,442

Net income	282,160	0.69%	411,473	1.11%	(31.4)%

Net loss attributable to noncontrolling interest	5,295		—

Net income attributable to AmerisourceBergen Corporation	$287,455	0.70%	$411,473	1.11%	(30.1)%

Earnings per share:
Basic	$1.31		$1.89		(30.7)%
Diluted	$1.29		$1.86		(30.6)%

Weighted average common shares outstanding:
Basic	219,200		217,650		0.7%
Diluted	222,303		221,221		0.5%
 ________________________________________

[1]
Includes $0.3 million gain from antitrust litigation settlements and $22.5 million of remediation costs related to one of PharMEDium's compounding facilities in the three months ended March 31, 2018. Includes $86.5 million LIFO credit in the three months ended March 31, 2017.

[2]
Includes $19.5 million of employee severance and other costs primarily related to business transformation efforts, $8.8 million of deal-related transaction costs primarily related to the acquisition of H.D. Smith, and $9.2 million of litigation costs primarily related to opioid lawsuits and investigations in the three months ended March 31, 2018. Includes $7.7 million of costs primarily related to facility closures and certain acquisition-related integration costs and $4.3 million of deal-related transaction costs in the three months ended March 31, 2017.

[3]	Includes $30.0 million impairment on a non-customer note receivable in the three months ended March 31, 2018.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2018	% of Revenue	Six Months Ended March 31, 2017	% of Revenue	% Change

Revenue	$81,500,190		$75,316,667		8.2%

Cost of goods sold	79,131,855		73,022,560		8.4%

Gross profit [1]	2,368,335	2.91%	2,294,107	3.05%	3.2%

Operating expenses:
Distribution, selling, and administrative	1,175,948	1.44%	1,042,390	1.38%	12.8%
Depreciation and amortization	224,524	0.28%	193,749	0.26%	15.9%
Employee severance, litigation, and other [2]	67,470		33,000
Total operating expenses	1,467,942	1.80%	1,269,139	1.69%	15.7%

Operating income	900,393	1.10%	1,024,968	1.36%	(12.2)%

Other loss (income) [3]	29,447		(5,356)
Interest expense, net	84,501		74,271		13.8%
Loss on consolidation of equity investments	42,328		—
Loss on early retirement of debt	23,766		—

Income before income taxes	720,351	0.88%	956,053	1.27%	(24.7)%

Income tax (benefit) expense	(423,662)		297,334

Net income	1,144,013	1.40%	658,719	0.87%	73.7%

Net loss attributable to noncontrolling interest	5,295		—

Net income attributable to AmerisourceBergen Corporation	$1,149,308	1.41%	$658,719	0.87%	74.5%

Earnings per share:
Basic	$5.25		$3.02		73.8%
Diluted	$5.19		$2.97		74.7%

Weighted average common shares outstanding:
Basic	218,763		218,166		0.3%
Diluted	221,565		221,611		—%
 ________________________________________

[1]
Includes $0.3 million gain from antitrust litigation settlements and $22.5 million of remediation costs related to one of PharMEDium's compounding facilities in the six months ended March 31, 2018. Includes $58.2 million LIFO credit and $1.4 million gain from antitrust litigation settlements in the six months ended March 31, 2017.

[2]
Includes $42.6 million of employee severance and other costs primarily related to business transformation efforts, $12.9 million of deal-related transaction costs primarily related to the acquisition of H.D. Smith, and $12.0 million of litigation costs primarily related to opioid lawsuits and investigations in the six months ended March 31, 2018. Includes $12.2 million of costs primarily related to facility closures and certain acquisition-related integration costs, $4.8 million of deal-related transaction costs, and $16.0 million for a litigation settlement in the six months ended March 31, 2017.

[3]	Includes $30.0 million impairment on a non-customer note receivable in the six months ended March 31, 2018.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$1,255,683	$774,263	$481,420	$361,332	$79,172	$287,455	$1.29

Gain from antitrust litigation settlements	(338)	—	(338)	(338)	(97)	(241)	—

PharMEDium remediation costs	22,506	—	22,506	22,506	6,478	16,028	0.07

Acquisition-related intangibles amortization	—	(45,295)	45,295	45,325	13,882	30,774	0.14

Employee severance, litigation, and other	—	(37,449)	37,449	37,449	11,420	26,029	0.12

Loss on consolidation of equity investments	—	—	—	42,328	—	42,328	0.19

Impairment on non-customer note receivable	—	—	—	30,000	—	30,000	0.13

Loss on early retirement of debt	—	—	—	—	507	(507)	—

Adjusted Non-GAAP	1,277,851	691,519	586,332	538,602	111,362	431,866	1.94

Less non-wholly owned subsidiaries	37,206	41,693	(4,487)	(8,570)	—	(3,944)	(0.02)

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$1,240,645	$649,826	$590,819	$547,172	$111,362	$435,810	$1.96

Adjusted Non-GAAP % change vs. prior year quarter	9.2%	18.9%	(0.4)%	(3.6)%	(33.7)%	10.5%	9.6%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year quarter	6.0%	11.8%	0.4%	(2.1)%	(33.7)%	11.6%	10.7%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.06%	3.11%
Operating expenses	1.89%	1.69%
Operating income	1.17%	1.43%
 ________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$1,256,427	$631,446	$624,981	$37,299	$592,915	$181,442	$411,473	$1.86

Warrants expense [1]	—	—	—	(2,154)	2,154	787	1,367	0.01

Gain from antitrust litigation settlements	—	—	—	—	—	10	(10)	—

LIFO credit	(86,504)	—	(86,504)	—	(86,504)	(32,502)	(54,002)	(0.24)

Acquisition-related intangibles amortization	—	(38,059)	38,059	—	38,152	13,961	24,191	0.11

Employee severance, litigation, and other	—	(11,934)	11,934	—	11,934	4,300	7,634	0.03

Adjusted Non-GAAP	$1,169,923	$581,453	$588,470	$35,145	$558,651	$167,998	$390,653	$1.77

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.38%	3.15%
Operating expenses	1.70%	1.57%
Operating income	1.68%	1.58%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$2,368,335	$1,467,942	$900,393	$720,351	$(423,662)	$1,149,308	$5.19

Gain from antitrust litigation settlements	(338)	—	(338)	(338)	(97)	(241)	—

PharMEDium remediation costs	22,506	—	22,506	22,506	6,478	16,028	0.07

Acquisition-related intangibles amortization	—	(84,351)	84,351	84,476	24,317	59,490	0.27

Employee severance, litigation, and other	—	(67,470)	67,470	67,470	19,421	48,049	0.22

Loss on consolidation of equity investments	—	—	—	42,328	—	42,328	0.19

Impairment on non-customer note receivable	—	—	—	30,000	—	30,000	0.14

Loss on early retirement of debt	—	—	—	23,766	6,841	16,925	0.08

Tax reform [1]	—	—	—	—	587,595	(587,595)	(2.65)

Adjusted Non-GAAP	2,390,503	1,316,121	1,074,382	990,559	220,893	774,292	3.49	[2]

Less non-wholly owned subsidiaries	37,206	41,693	(4,487)	(8,570)	—	(3,944)	(0.02)

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$2,353,297	$1,274,428	$1,078,869	$999,129	$220,893	$778,236	$3.51

Adjusted Non-GAAP % change vs. prior year period	7.0%	13.5%	—%	(1.9)%	(30.4)%	11.8%	11.5%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year period	5.3%	9.9%	0.4%	(1.1)%	(30.4)%	12.4%	12.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.91%	2.93%
Operating expenses	1.80%	1.61%
Operating income	1.10%	1.32%

[1]
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$2,294,107	$1,269,139	$1,024,968	$74,271	$956,053	$297,334	$658,719	$2.97

Warrants expense [1]	—	—	—	(4,309)	4,309	1,608	2,701	0.01

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(521)	(874)	—

LIFO credit	(58,196)	—	(58,196)	—	(58,196)	(21,726)	(36,470)	(0.16)

Acquisition-related intangibles amortization	—	(76,288)	76,288	—	76,474	28,549	47,925	0.22

Employee severance, litigation, and other	—	(33,000)	33,000	—	33,000	12,320	20,680	0.09

Adjusted Non-GAAP	$2,234,516	$1,159,851	$1,074,665	$69,962	$1,010,245	$317,564	$692,681	$3.13

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.05%	2.97%
Operating expenses	1.69%	1.54%
Operating income	1.36%	1.43%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES
GAAP SUPPLEMENTAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended March 31, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year Quarter	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year Quarter

Revenue	$40,771,486	9.8%	$262,372	$—	$41,033,858	10.5%
Gross profit	$1,218,477	(3.0)%	$37,206	$—	$1,255,683	(0.1)%
Operating expenses	$732,570	16.0%	$41,693	$—	$774,263	22.6%
Operating income (loss)	$485,907	(22.3)%	$(4,487)	$—	$481,420	(23.0)%
Interest expense, net	$45,677	22.5%	$2,960	$—	$48,637	30.4%
Net income (loss)	$290,730	(29.3)%	$(8,570)	$5,295	$287,455	(30.1)%

	Six Months Ended March 31, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year Period	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year Period

Revenue	$81,237,818	7.9%	$262,372	$—	$81,500,190	8.2%
Gross profit	$2,331,129	1.6%	$37,206	$—	$2,368,335	3.2%
Operating expenses	$1,426,249	12.4%	$41,693	$—	$1,467,942	15.7%
Operating income (loss)	$904,880	(11.7)%	$(4,487)	$—	$900,393	(12.2)%
Interest expense, net	$81,541	9.8%	$2,960	$—	$84,501	13.8%
Net income (loss)	$1,152,583	75.0%	$(8,570)	$5,295	$1,149,308	74.5%

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$39,453,353	$35,745,360	10.4%
Other	1,594,378	1,415,850	12.6%
Intersegment eliminations	(13,873)	(13,808)

Revenue	$41,033,858	$37,147,402	10.5%

	Three Months Ended March 31,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$489,106	$484,878	0.9%
Other	97,055	103,593	(6.3)%
Intersegment eliminations	171	(1)
Total segment operating income	586,332	588,470	(0.4)%

Gain from antitrust litigation settlements	338	—
PharMEDium remediation costs	(22,506)	—
LIFO credit	—	86,504
Acquisition-related intangibles amortization	(45,295)	(38,059)
Employee severance, litigation, and other	(37,449)	(11,934)

Operating income	$481,420	$624,981

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.41%	2.42%
Operating expenses	1.17%	1.07%
Operating income	1.24%	1.36%

Other
Gross profit	20.48%	21.49%
Operating expenses	14.39%	14.17%
Operating income	6.09%	7.32%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.06%	3.38%
Operating expenses	1.89%	1.70%
Operating income	1.17%	1.68%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.11%	3.15%
Adjusted operating expenses	1.69%	1.57%
Adjusted operating income	1.43%	1.58%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$78,391,051	$72,543,649	8.1%
Other	3,139,329	2,800,340	12.1%
Intersegment eliminations	(30,190)	(27,322)

Revenue	$81,500,190	$75,316,667	8.2%

	Six Months Ended March 31,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$877,288	$863,938	1.5%
Other	197,330	210,741	(6.4)%
Intersegment eliminations	(236)	(14)
Total segment operating income	1,074,382	1,074,665	—%

Gain from antitrust litigation settlements	338	1,395
PharMEDium remediation costs	(22,506)	—
LIFO credit	—	58,196
Acquisition-related intangibles amortization	(84,351)	(76,288)
Employee severance, litigation, and other	(67,470)	(33,000)

Operating income	$900,393	$1,024,968

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.22%	2.23%
Operating expenses	1.11%	1.04%
Operating income	1.12%	1.19%

Other
Gross profit	20.61%	21.92%
Operating expenses	14.32%	14.40%
Operating income	6.29%	7.53%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.91%	3.05%
Operating expenses	1.80%	1.69%
Operating income	1.10%	1.36%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.93%	2.97%
Adjusted operating expenses	1.61%	1.54%
Adjusted operating income	1.32%	1.43%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$2,091,359	$2,435,115
Accounts receivable, net	11,265,014	10,303,324
Merchandise inventories	12,867,481	11,461,428
Prepaid expenses and other	173,357	103,432
Total current assets	26,397,211	24,303,299

Property and equipment, net	1,940,154	1,797,945
Goodwill and other intangible assets	9,759,889	8,877,562
Other long-term assets	298,478	337,664

Total assets	$38,395,732	$35,316,470

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,403,594	$25,404,042
Other current liabilities	1,690,810	1,414,123
Total current liabilities	28,094,404	26,818,165

Long-term debt	4,277,501	3,429,934

Accrued income taxes	367,797	84,257
Deferred income taxes	1,808,082	2,492,612
Other long-term liabilities	484,352	427,041

Total equity	3,363,596	2,064,461

Total liabilities and equity	$38,395,732	$35,316,470

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2018	2017

Operating Activities:
Net income attributable to AmerisourceBergen Corporation	$1,149,308	$658,719
Net loss attributable to noncontrolling interest	5,295	—
Net income	1,144,013	658,719
Adjustments to reconcile net income to net cash (used in) provided by operating activities [1,2]	(414,709)	353,404
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(562,795)	(417,705)
Merchandise inventories	(805,164)	(556,057)
Accounts payable	356,787	350,960
Other [3]	204,626	(20,937)
Net cash (used in) provided by operating activities	(77,242)	368,384

Investing Activities:
Capital expenditures	(168,816)	(262,700)
Cost of acquired companies, net of cash acquired	(777,085)	(2,403)
Net purchases of investment securities available-for-sale	—	(12,507)
Other	10,479	8,136
Net cash used in investing activities	(935,422)	(269,474)

Financing Activities:
Net borrowings (repayments) [4]	820,724	(94,883)
Purchases of common stock	(60,208)	(229,928)
Payment of premium on early retirement of debt	(22,348)	—
Exercises of stock options	115,236	61,383
Cash dividends on common stock	(167,533)	(160,093)
Other	(16,963)	(12,788)
Net cash provided by (used in) financing activities	668,908	(436,309)

Decrease in cash and cash equivalents	(343,756)	(337,399)

Cash and cash equivalents at beginning of period	2,435,115	2,741,832

Cash and cash equivalents at end of period	$2,091,359	$2,404,433

________________________________________

[1]	Adjustments include LIFO credit of $58.2 million for the six months ended March 31, 2017.

[2]
Includes a $798.4 million benefit for deferred income taxes for the six months ended March 31, 2018, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

3 Includes a $262.5 million increase in income taxes payable for the six months ended March 31, 2018, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform.

4 Net borrowings in the six months ended March 31, 2018 were primarily used to finance the acquisition of H.D. Smith, which was completed in January 2018.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted tax rate; (vi) adjusted net income attributable to ABC; and (vii) adjusted diluted earnings per share. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, PharMEDium remediation costs, and LIFO expense (credit). Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization and employee severance, litigation, and other. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the warrants that we issued in March 2013 to wholly-owned subsidiaries of Walgreens Boots Alliance, Inc. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•	Adjusted tax rate: Adjusted tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit, adjusted operating expenses, adjusted operating income, and adjusted interest expense, net. In addition, the loss on consolidation of equity investments, impairment on a non-customer note receivable, the loss on the early retirement of debt and the one-time impact of U.S. tax reform ("Tax Reform") are excluded from adjusted net income attributable to ABC. Tax Reform includes a benefit from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; acquisition-related intangibles amortization; employee severance, litigation, and other; loss on consolidation of equity investments; impairment on a non-customer note receivable; the interest expense incurred in connection with the 2017 Notes; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2018 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided 2018 free cash flow guidance. For fiscal year 2018, we have defined the non-GAAP financial measure of free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Director, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

###